UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2025 (July 25, 2025)

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Easton Oval Suite 500	Columbus	Ohio	43219
(Address of principal executive office)			(Zip code)

(814) 726-2140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, 0.01 Par Value	NWBI	NASDAQ Stock Market, LLC

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 25, 2025, Northwest Bancshares, Inc. a Maryland corporation (“Northwest”), completed its previously announced merger with Penns Woods Bancorp, Inc., a Pennsylvania corporation (“Penns Woods”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated December 16, 2024. At the effective time of the merger (the “Effective Time”), Penns Woods merged with and into Northwest (the “Holding Company Merger”), with Northwest as the surviving corporation in the Holding Company Merger. Immediately following the Holding Company Merger, Penns Woods’ wholly-owned subsidiary banks, Luzerne Bank, a Pennsylvania-chartered bank (“Luzerne Bank”), and Jersey Shore State Bank, a Pennsylvania-chartered bank, merged with and into Northwest Bank, a Pennsylvania-chartered savings bank and wholly-owned subsidiary of Northwest (“Northwest Bank”), with Northwest Bank as the surviving bank (the “Bank Mergers” and with the Holding Company Merger, the “Merger”). By virtue of the Merger, Northwest acquired all of the assets, and succeeded to all of the obligations of Penns Woods, and Northwest Bank acquired all of the assets, and succeeded to all of the obligations of, Luzerne Bank and Jersey Shore State Bank.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each Penns Woods common share issued and outstanding immediately prior to the Effective Time (except for treasury shares, as provided for in the Merger Agreement), converted, in accordance with the procedures set forth in the Merger Agreement, into 2.385 shares of Northwest common stock. In addition, each Penns Woods shareholder who would otherwise be entitled to receive a fractional share of Northwest common stock will receive cash (rounded to the nearest cent), without interest, in an amount equal to the fractional share of Northwest common stock to which such holder would otherwise be entitled to multiplied by the average of the closing-sale prices of Northwest common stock on the Nasdaq Global Select Market® as published in The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the effective date of the Merger.

The foregoing description of the transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached as Exhibit 99.4 to Northwest’s Current Report on Form 8-K filed on December 20, 2024, and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective at the closing of the Holding Company Merger, and following the unanimous recommendation of the Nominating and Corporate Governance Committee, Richard Grafmyre was appointed to the Northwest and Northwest Bank boards of directors. Mr. Grafmyre will serve as a director in Class II of the Northwest board for an initial term ending at Northwest’s 2026 Annual Meeting of Shareholders. Mr. Grafmyre will also serve in Class II of the Northwest Bank board of directors.

In his capacity as a non-employee director of each of Northwest and Northwest Bank, Mr. Grafmyre will receive compensation on the same basis as the other non-employee directors receive for their service on the Northwest and Northwest Bank boards of directors and their respective committees. Committee appointments for Mr. Grafmyre will be determined at a later date.

Mr. Grafmyre previously served as Chief Executive Officer of Penns Woods until the closing of the Holding Company Merger. Under the terms and conditions of the Merger Agreement, Mr. Grafmyre was to join Northwest’s board of directors following consummation of the merger. Mr. Grafmyre was Chief Executive Officer of Penns Woods since October 2010.

Northwest has determined that neither Mr. Grafmyre nor any of his immediate family members has had (or proposes to have) a direct or indirect interest in any transaction in which Northwest or any of Northwest’s subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K.

A copy of the news release announcing Mr. Grafmyre’s election to the Northwest board of directors is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

On July 28, 2025, Northwest announced that it completed its acquisition of Penns Woods as of July 25, 2025. Northwest and Penns Woods first announced that they had entered into an agreement to merge on December 17, 2024.

A copy of the press release announcing the event is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

99.1	News Release issued by Northwest Bancshares, Inc. on July 28, 2025
104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	July 28, 2025	By:	/s/ Douglas M. Schosser
Douglas M. Schosser
Chief Financial Officer